Exhibit 99.1

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Net Income Improves to $4.3 Million

For Third Quarter 2011

ELMIRA, N.Y. — November 9, 2011 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced net income of $4.3 million, or $0.36 per diluted share, on sales of $90.4 million for the quarter ended September 30, 2011.

Third Quarter 2011 Highlights:

•                  Net Income was $4.3 million, compared to a net loss of $1.2 million in the prior year

•                  Net Sales increased 26% compared to the prior year

•                  Sales in North America and Europe increased 75% and 83%, respectively, compared to the prior year

“Our overall performance was very solid for the third quarter, characterized by positive earnings momentum, substantial sales growth, and effective expense control,” said Richard L. Simons, President and Chief Executive Officer.  “Global manufacturing activity remains relatively strong as evidenced by the Company’s significant sales growth for North America and Europe during the quarter. Hardinge’s global manufacturing and sales presence remains an effective platform from which to compete for machine tool orders.”

The following tables summarize orders and sales by geographic region for the three and nine months ended September 30, 2011 and 2010:

	Three Months Ended September 30,				Three Months Ended September 30,
Orders from	(in thousands)%			Sales to	(in thousands)%
Customers in:	2011	2010	Change	Customers in:	2011	2010	Change
North America	$20,167	$15,462	30%	North America	$22,480	$12,877	75%
Europe	29,735	22,366	33%	Europe	33,293	18,230	83%
Asia & Other	31,572	32,735	(4)%	Asia & Other	34,616	40,824	(15)%
	$81,474	$70,563	15%		$90,389	$71,931	26%

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	Nine Months Ended September 30,				Nine Months Ended September 30,
Orders from	(in thousands)%			Sales to	(in thousands)%
Customers in:	2011	2010	Change	Customers in:	2011	2010	Change
North America	$72,788	$48,052	51%	North America	$58,204	$43,124	35%
Europe	93,490	58,591	60%	Europe	78,376	44,161	77%
Asia & Other	137,099	107,071	28%	Asia & Other	113,947	87,714	30%
	$303,377	$213,714	42%		$250,527	$174,999	43%

Order activity remained solid in the third quarter, up 15% in comparison to 2010. Year-to-date, order activity remains robust in comparison to 2010 with significant increases in each region. Third quarter orders for North America were up 30% over 2010 and year-to-date orders were up more than 50% in comparison to the prior year. This activity continues to reflect manufacturing growth in the region and the growing effectiveness of the Company’s new distribution partners. Orders for Europe were up 33% for third quarter, compared with last year, and year-to-date orders were up nearly 60% compared to 2010 mainly due to an improved manufacturing environment.  Asia & Other orders grew by 28% through the first three quarters of 2011, but were down 4% in the third quarter compared to 2010.  Third quarter 2010 included multiple orders from a China-based supplier to the consumer electronics industry.

“Our third quarter orders were lower than the very strong pace the Company achieved in the first half of 2011, but were within our expectations. We believe that first and second quarter order volume was driven by customer reaction to anticipated price increases, along with the expectation of longer delivery lead times. Machine tool industry economists project continued growth in worldwide demand in 2012, and we remain confident that the Company will continue to participate in this global growth.” Mr. Simons said.

The Company’s gross profit for third quarter 2011 was $25.5 million, a 42.4% increase over gross profit of $17.9 million for third quarter 2010. The gross margin for the third quarter was 28.3%, up from 24.9% for the same period in 2010. The improvement in the Company’s third quarter 2011 gross margin was driven by our product mix along with the continued favorable impact of volume against fixed expenses, cost management initiatives and lower competitive price discounting compared with 2010.

Selling, general and administrative expenses were $18.9 million, or 21.0% of net sales, for third quarter 2011 compared to $18.7 million, or 26.0% of net sales, for the prior year third quarter.  The improvement in SG&A as a percent of net sales reflects increasing sales volume as well as the continued favorable impact of the Company’s comprehensive restructuring program and the corresponding reduction in fixed expenses.

For the nine months ended September 30, 2011, Hardinge generated net income of $8.7 million, or $0.75 per share, compared with a net loss of $7.2 million, or ($0.63) per share for the same period in 2010.

Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.02 per share on the Company’s common stock, payable on December 9, 2011 to stockholders of record as of November 30, 2011.

EMO Hannover 2011

Hardinge exhibited at EMO Hannover, one of the world’s largest machine tool exhibitions which was held in Hannover, Germany from September 19th to the 24th.  Ten new machines were showcased at EMO between the Company’s milling and turning booth and its grinding products display area. With approximately 138,000 visitors touring the exhibit area this year, the Company considers EMO to be an important opportunity to showcase the quality and capability of Hardinge Group products and solutions.

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Non-GAAP Measures

This release contains the non-GAAP measure EBITDA (Earnings Before Interest Tax Depreciation and Amortization).  Refer to the accompanying schedules for a discussion of this non-GAAP measure and reconciliation to the reported GAAP measure.

Conference Call

The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss the results for the quarter.  The call can be accessed live at 1-866-838-2057 (904-520-5768 for calls originating outside the U.S. and Canada) or via the internet at http://www.videonewswire.com/event.asp?id=82666.  A recording of the call will be available approximately one hour after its conclusion at 888-284-7564 (904-596-3174 outside the U.S. & Canada) using the reference number: 2700101.  This telephone recording and related transcript will be available through December 31, 2011 on the “Investor Relations” section of the Company’s website, www.hardinge.com.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER PRECISION™ and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 77% of the 2010 sales outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in Switzerland, Taiwan, the United States, China and the United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Data)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Cash and cash equivalents	$21,261	$30,945
Restricted cash	6,510	5,225
Accounts receivable, net	58,678	47,572
Inventories, net	125,788	105,306
Deferred income taxes	1,423	1,364
Prepaid expenses	13,727	11,518
Total current assets	227,387	201,930

Property, plant and equipment, net	64,996	56,628
Deferred income taxes	966	451
Intangible assets, net	12,837	13,642
Pension assets	2,406	2,111
Other long-term assets	62	85
Total non-current assets	81,267	72,917
Total assets	$308,654	$274,847

Liabilities and shareholders’ equity
Accounts payable	$38,811	$33,533
Notes payable to bank	12,000	1,650
Accrued expenses	30,704	22,791
Customer deposits	14,819	10,468
Accrued income taxes	3,144	3,656
Deferred income taxes	2,769	2,546
Current portion of long-term debt	1,214	617
Total current liabilities	103,461	75,261

Long-term debt	3,225	2,777
Accrued pension liability	26,499	29,949
Accrued postretirement liability	2,116	2,274
Accrued income taxes	2,746	2,106
Deferred income taxes	2,718	2,516
Other liabilities	2,013	2,062
Total non-current liabilities	39,317	41,684

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,118	114,183
Retained earnings	62,032	53,637
Treasury shares (813,980 and 865,703 shares at September 30, 2011 and December 31, 2010, respectively)	(10,379)	(11,022)
Accumulated other comprehensive (loss) income	(20)	979
Total shareholder’s equity	165,876	157,902
Total liabilities and shareholders’ equity	$308,654	$274,847

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net sales	$90,389	$71,931	$250,527	$174,999
Cost of sales	64,840	53,994	182,599	133,451
Gross profit	25,549	17,937	67,928	41,548

Selling, general and administrative expenses	18,943	18,717	54,609	49,156
Gain on sale of assets	(5)	(732)	(23)	(960)
Impairment charge recovery	—	(25)	—	(25)
Other expense (income)	284	16	389	(627)
Income (loss) from operations	6,327	(39)	12,953	(5,996)

Interest expense	97	103	268	334
Interest income	(45)	(18)	(132)	(87)
Income (loss) before income taxes	6,275	(124)	12,817	(6,243)

Income tax expense	2,025	1,074	4,073	915
Net income (loss)	$4,250	$(1,198)	$8,744	$(7,158)

Per share data:

Basic earnings (loss) per share	$0.37	$(0.11)	$0.75	$(0.63)

Diluted earnings (loss) per share	$0.36	$(0.11)	$0.75	$(0.63)

Cash dividends declared per share	$0.02	$0.005	$0.03	$0.015

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)
Operating activities
Net income (loss)	$8,744	$(7,158)
Adjustment to reconcile net income (loss) to net cash (used in) provided by operating activities:
Impairment charge (recovery)	—	(25)
Depreciation and amortization	5,885	5,364
Debt issuance amortization	78	234
Provision for deferred income taxes	(411)	856
Gain on sale of assets	(23)	(960)
Gain on purchase of Jones & Shipman	—	(647)
Unrealized intercompany foreign currency translation loss	(748)	94
Changes in operating assets and liabilities:
Accounts receivable	(11,362)	(7,215)
Inventories	(20,485)	(11,049)
Prepaids and other assets	(2,700)	(4,121)
Accounts payable	6,051	15,395
Customer deposits	4,209	5,847
Accrued expenses	2,190	706
Accrued postretirement benefits	(423)	(441)
Net cash used in operating activities	(8,995)	(3,120)

Investing activities
Capital expenditures	(13,520)	(2,154)
Proceeds from sale of assets	908	1,469
Purchase of Jones & Shipman	—	(2,949)
Net cash used in investing activities	(12,612)	(3,634)

Financing activities
Proceeds from short-term notes payable to bank	20,447	8,666
Repayments of short-term notes payable to bank	(9,504)	(4,799)
Proceeds from long-term debt	1,616	—
Payments on long-term debt	(464)	(423)
Dividends paid	(349)	(174)
Other financing activities	42	(97)
Net cash provided by financing activities	11,788	3,173

Effect of exchange rate changes on cash	135	451
Net decrease in cash and cash equivalents	(9,684)	(3,130)

Cash and cash equivalent at beginning of period	30,945	20,419

Cash and cash equivalent at end of period	$21,261	$17,289

Reconciliation of Net Income to EBITDA

	Three months ended September 30,			Nine months ended September 30,
	2011	2010	$ Change	2011	2010	$ Change
	(in thousands)
GAAP net income (loss)	$4,250	$(1,198)	$5,448	$8,744	$(7,158)	$15,902
Plus: Interest expense, net	52	85	(33)	136	247	(111)
Income tax expense	2,025	1,074	951	4,073	915	3,158
Depreciation and amortization	1,989	1,755	234	5,885	5,364	521
EBITDA (1)	$8,316	$1,716	$6,600	$18,838	$(632)	$19,470

(1)          EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.